Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Third Quarter 2024 Results

Third Quarter 2024
•Revenues of $1.5 billion
•EPS of $(4.07); Adjusted EPS* of $(3.03)
•Cash used in operations of $276 million; Free cash flow* usage of $323 million

Wichita, Kan., October 23, 2024 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit,” “Spirit AeroSystems” or the “Company”) reported third quarter 2024 financial results.
“We remain on track to close the acquisition by Boeing in mid-2025, while also continuing to focus on safety, compliance and quality,” said Pat Shanahan, President and Chief Executive Officer, Spirit AeroSystems.
“Our process improvement helped drive our third quarter free cash flow usage in half from the second quarter, and we are demonstrating solid momentum heading into the fourth quarter,” said Irene Esteves, Executive Vice President and Chief Financial Officer, Spirit AeroSystems.
Impact of Boeing IAM Strike
On October 18, 2024, the Company announced employee furloughs as well as other cost savings measures, including a hiring freeze and travel and overtime restrictions, in response to the ongoing strike by Boeing employees represented by the International Association of Machinists and Aerospace Workers (“IAM”) that began on September 13. Effective October 28, Spirit will implement a 21-day furlough for approximately 700 employees working on the 767 and 777 programs due to the buildup of a significant inventory buffer on those programs. If the strike continues beyond November, financial pressures may require the Company to implement layoffs and additional furloughs.
Revenue
Spirit’s revenue in the third quarter of 2024 increased from the same period of 2023, primarily due to higher production activities on most Commercial programs and higher Defense and Space revenues, partially offset by lower production volume on the Boeing 737 program.
* Non-GAAP financial measure, see Appendix for reconciliation

Overall deliveries were consistent in the third quarters of 2024 and 2023, with 332 shipsets delivered in both periods.
Spirit’s backlog at the end of the third quarter of 2024 was approximately $48 billion, which includes work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating loss for the third quarter of 2024 was higher compared to the same period of 2023, largely driven by the higher unfavorable changes in estimates during the current period. Total change in estimates in the third quarter of 2024 included net forward losses of $217 million and unfavorable cumulative catch-up adjustments for periods prior to the third quarter of $26 million. Net forward losses were mainly driven by the Boeing 787 and Airbus A220 programs of $109 million and $64 million, respectively, resulting from production performance as well as labor and supply chain cost growth. Unfavorable cumulative catch-up adjustments were primarily related to the Boeing 737 and 777 programs of $24 million and $16 million, respectively, and were primarily driven by higher production costs. Excess capacity costs during the third quarter of 2024 were $70 million. In comparison, during the third quarter of 2023, Spirit recognized $101 million of net forward losses, $64 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $56 million.
Third quarter 2024 EPS was $(4.07), compared to $(1.94) in the same period of 2023. Adjusted to exclude the incremental deferred tax asset valuation allowance in each period, third quarter 2024 adjusted EPS* was $(3.03), compared to $(1.42) in the third quarter of 2023.
Cash
Cash from operations and free cash flow* during the third quarter of 2024 were negatively impacted by the Boeing 737 delivery delays related to the joint production verification process and the timing of working capital.
In the third quarter of 2024, as disclosed as a subsequent event in the second quarter of 2024, the Company entered into a delayed-draw bridge credit agreement that provided for a senior secured delayed-draw bridge term loan facility in an aggregate principal amount of $350 million. As of the end of the third quarter of 2024, the entire amount was borrowed. Such borrowings are scheduled to mature on March 31, 2025, subject to automatic extension for one additional three-month period if the term of the Merger Agreement (as defined below) is extended. The Company’s cash balance at the end of the third quarter of 2024 was $218 million.
* Non-GAAP financial measure, see Appendix for reconciliation

Developments in 2024 have resulted in significant reductions in projected revenue and cash flows over the next twelve months. These developments include production and delivery process changes implemented by Boeing, lower than planned 737 production rates and the lack of price increases on Airbus programs. As previously disclosed, Spirit entered into a Memorandum of Agreement (the “MOA”), under which Boeing provided an advance of $425 million. This advance remains unpaid as of the end of the third quarter of 2024. Management is implementing plans designed to improve liquidity and these plans are dependent upon many factors, including, among others, the outcomes of active discussions related to the timing or amounts of repayment for certain customer advances, including the advance received under the MOA, achieving forecasted 737 deliveries, and the outcome of the ongoing strike by Boeing employees. Management expects these plans to improve the Company’s liquidity and meet the Company’s cash demands through the closing of the Boeing acquisition.
Management is also evaluating additional strategies intended to improve liquidity to support operations, including, but not limited to, additional customer advances, issuing incremental debt financing (subject to any contractual limitations and conditions, including in the Merger Agreement (as defined below)), and restructuring of operations in an effort to increase efficiency and decrease expenses. However, there can be no assurance that these plans or strategies will sufficiently improve our liquidity needs or that we will otherwise realize the anticipated benefits.
Pending Boeing Acquisition of Spirit AeroSystems Update
On June 30, 2024, the Company entered into an Agreement and Plan of Merger with The Boeing Company (the “Merger Agreement”). Upon completion of the merger, subject to the terms and conditions of the merger agreement, the Company would become a wholly owned subsidiary of Boeing. The closing of the transaction is expected to occur in mid-2025, subject to the completion of the divestiture of certain portions of Spirit’s business related to the performance by Spirit and its subsidiaries of their obligations under their supply contracts with Airbus SE and other closing conditions, including approval of the merger agreement by Spirit shareholders and receipt of regulatory approvals. In connection with the proposed merger, Spirit and Boeing have each received a request for additional information (“second request”) from the Federal Trade Commission as part of the regulatory review process under the Hard-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The second request extends the waiting period imposed by the HSR Act until 30 days after Spirit and Boeing have substantially complied with the requests or the waiting period is terminated sooner by the Federal Trade Commission.
* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Commercial
Commercial segment revenue in the third quarter of 2024 increased slightly from the same period of the prior year, primarily due to higher production across most programs, partially offset by lower production volume on the Boeing 737 program. Operating margin for the third quarter of 2024 decreased compared to the same period of 2023, primarily driven by higher changes in estimates. In the third quarter of 2024, change in estimates for the segment included $213 million of net forward losses and $38 million of unfavorable cumulative catch-up adjustments. Additionally, during the third quarter of 2024, the Commercial segment included excess capacity costs of $66 million. In comparison, during the third quarter of 2023, the segment recognized $87 million of net forward losses, $59 million of unfavorable cumulative catch-up adjustments, and excess capacity costs of $54 million.
Defense & Space
Defense & Space segment revenue in the third quarter of 2024 increased from the same period of the prior year. This increase was primarily due to higher activity on the Sikorsky CH-53K program and non-recurring revenue on the FLRAA program associated with Spirit’s closeout of the program, partially offset by lower production on the Boeing P-8 program. Operating margin for the third quarter of 2024 increased compared to the same period of 2023, primarily due to higher activities on the Sikorsky CH-53K program, the non-recurring FLRAA program revenue mentioned above, as well as favorable cumulative catch-up adjustments of $12 million, primarily related to strategic program activity. In comparison, during the third quarter of 2023, the segment recorded $5 million of unfavorable cumulative catch-up adjustments.
Aftermarket
Aftermarket segment revenue in the third quarter of 2024 increased slightly from the same period of the prior year, primarily due to higher spare part sales. Operating margin in the third quarter of 2024 decreased compared to the third quarter of 2023, primarily due to sales mix.
2024 Financial Outlook
In light of the previously announced Merger Agreement with Boeing, and consistent with customary practice during the pendency of such transactions, Spirit will not provide guidance.
* Non-GAAP financial measure, see Appendix for reconciliation

Additionally, due to the Merger Agreement, no conference call will be held in conjunction with this release. Full details of the Company's financial results are available in the Company’s Quarterly Report on Form 10-Q.

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
You should read the discussion of our financial condition and results of operations in conjunction with the unaudited condensed consolidated financial statements and the notes to the unaudited condensed consolidated financial statements appearing in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. The press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “designed,” “ensure,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 22, 2024 (the “2023 Form 10-K”) and subsequent Quarterly Reports on Form 10-Q. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•our ability to satisfy our liquidity needs, the success of our liquidity enhancement plans, operational and efficiency initiatives, our ability to access the capital and credit markets (including as a result of any contractual limitations, including the Merger Agreement), the outcomes of active discussions related to the timing or amounts of repayment for certain customer advances and pricing adjustments on certain loss-making programs, and the costs and terms of any additional financing;
•the continued fragility of the global aerospace supply chain including our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;
•our ability and our suppliers’ ability and willingness to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft under existing contractual commitments, including the ability or willingness to staff appropriately or expend capital for current production volumes and anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•our ability, and our suppliers' ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;
•the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;
•the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•the recent outbreak of war in Israel and the Gaza Strip and the potential for expansion of the conflict in the surrounding region, which may impact certain suppliers' ability to continue production or make timely deliveries of supplies required to produce and timely deliver our products, and may result in sanctions being imposed in response to the conflict, including trade and transport restrictions;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union employees;
•the impact of significant health events, such as pandemics, contagions or other public health emergencies (including the COVID-19 pandemic) or fear of such events, on the demand for our and our customers’ products and services, the industries and the markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on The Boeing Company (“Boeing”) and Airbus SE and its affiliates for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and its affiliates and other customers;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through the receivables financing programs;
•our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
* Non-GAAP financial measure, see Appendix for reconciliation

•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies; and
•risks and uncertainties relating to the proposed acquisition of Spirit by Boeing (the “Merger”) pursuant to the Merger Agreement and the transactions contemplated by our term sheet with Airbus SE (the “Airbus Business Disposition” and, together with the Merger, the “Transactions”), including, among others, the possibility that we are unable to negotiate and enter into definitive agreements with Airbus SE and its affiliates with respect to the Airbus Business Disposition; the possible inability of the parties to a Transaction to obtain the required regulatory approvals for such Transaction and to satisfy the other conditions to the closing of such Transaction (including, in the case of the Merger, approval of the Merger Agreement by Spirit stockholders) on a timely basis or at all; the possible occurrence of events that may give rise to a right of one or more of the parties to the Merger Agreement to terminate the Merger Agreement; the risk that the Merger Agreement is terminated under circumstances requiring us to pay a termination fee; the risk that we are unable to consummate the Transactions on a timely basis or at all for any reason, including, without limitation, failure to obtain the required regulatory approvals, failure to obtain Spirit stockholder approval of the Merger Agreement or failure to satisfy other conditions the closing of either of the Transactions; the potential for the pendency of the Transactions or any failure to consummate the Transactions to adversely affect the market price of Spirit common stock or our financial performance or business relationships; risks relating to the value of Boeing common stock to be issued in the Merger; the possibility that the anticipated benefits of the Transactions cannot be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations with those of Boeing will be greater than expected; risks relating to significant transaction costs; the intended or actual tax treatment of the Transactions; litigation or other legal or regulatory action relating to the Transactions or otherwise relating to us or other parties to the Transactions instituted against us or such other parties or Spirit’s or such other parties’ respective directors and officers and the effect of the outcome of any such litigation or other legal or regulatory action; risks associated with contracts containing provisions that may be triggered by the Transactions; potential difficulties in retaining and hiring key personnel or arising in connection with labor disputes during the pendency of or following the Transactions; the risk of other Transaction-related disruptions to our business, including business plans and operations; the potential for the Transactions to divert the time and attention of management from ongoing business operations; the potential for contractual restrictions under the agreements relating to the Transactions to adversely affect our ability to pursue other business opportunities or strategic transactions; and competitors’ responses to the Transactions.

These factors are not exhaustive, and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the sections captioned “Risk Factors” in the 2023 Form 10-K and the Company’s subsequent Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Contact information:

Investor Relations: Ryan Avey (316) 523-7040
Media: Joe Buccino (915) 245-7888
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2024	2023	Change	2024	2023	Change

Net Revenues	$1,471	$1,439	2%	$4,665	$4,235	10%
Operating Loss	($350)	($134)	**	($1,209)	($349)	**
Operating Loss as a % of Revenues	(23.8%)	(9.3%)	**	(25.9%)	(8.2%)	**
Net Loss	($477)	($204)	**	($1,509)	($692)	**
Net Loss as a % of Revenues	(32.4%)	(14.2%)	**	(32.3%)	(16.3%)	**
Loss Per Share (Fully Diluted)	($4.07)	($1.94)	**	($12.93)	($6.58)	97%
Adjusted Loss Per Share (Fully Diluted)*	($3.03)	($1.42)	**	($9.69)	($4.59)	**
Fully Diluted Weighted Avg Share Count	117.2	105.2		116.7	105.1

** Represents an amount in excess of 100% or not meaningful.

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2024	2023	Change	2024	2023	Change

Cash used in Operations	($276)	($111)	**	($1,258)	($340)	**
Purchases of Property, Plant & Equipment	($47)	($25)	(85%)	($107)	($77)	(40%)
Free Cash Flow*	($323)	($136)	**	($1,364)	($416)	**

Cash and Total Debt				September 26, 2024	December 31, 2023

Cash				$218	$824
Total Debt				$4,403	$4,084

** Represents an amount in excess of 100% or not meaningful.

Table 3. Segment Reporting (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2024	2023	Change	2024	2023	Change

Segment Revenues
Commercial	$1,139.8	$1,136.4	0.3%	$3,662.3	$3,367.9	8.7%
Defense & Space	231.3	205.7	12.4%	706.5	583.7	21.0%
Aftermarket	99.5	96.8	2.8%	296.5	283.4	4.6%
Total Segment Revenues	$1,470.6	$1,438.9	2.2%	$4,665.3	$4,235.0	10.2%

Segment (Loss) Earnings from Operations
Commercial	($299.4)	($82.1)	**	($1,054.8)	($200.5)	**
Defense & Space	44.8	9.8	**	95.7	41.0	**
Aftermarket	8.7	17.9	(51.4%)	43.4	61.4	(29.3%)
Total Segment Operating Loss	($245.9)	($54.4)	**	($915.7)	($98.1)	**

Segment Operating (Loss) Earnings as % of Revenues
Commercial	(26.3%)	(7.2%)	**	(28.8%)	(6.0%)	**
Defense & Space	19.4%	4.8%	**	13.5%	7.0%	650 BPS
Aftermarket	8.7%	18.5%	(980) BPS	14.6%	21.7%	(710) BPS
Total Segment Operating Loss as % of Revenues	(16.7%)	(3.8%)	**	(19.6%)	(2.3%)	**

Unallocated Expense
SG&A	($93.8)	($69.2)	(35.5%)	($258.9)	($217.2)	(19.2%)
Research & Development	(10.4)	(10.1)	(3.0%)	(34.4)	(33.9)	(1.5%)
Total Loss from Operations	($350.1)	($133.7)	**	($1,209.0)	($349.2)	**

Total Operating Loss as a % of Revenues	(23.8%)	(9.3%)	**	(25.9%)	(8.2%)	**

** Represents an amount in excess of 100% or not meaningful.
* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	3rd Quarter		Nine Months
	2024	2023	2024	2023
B737	64	83	135	252
B767	6	7	20	24
B777	9	9	25	23
B787	9	9	36	25
Total Boeing	88	108	216	324

A220	19	16	56	43
A320 Family	135	129	467	423
A330	11	8	27	26
A350	13	12	44	37
Total Airbus	178	165	594	529

Business/Regional Jet	66	59	165	167

Total	332	332	975	1,020

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 26, 2024	September 28, 2023	September 26, 2024	September 28, 2023
	($ in millions, except per share data)
Net revenues	$1,470.6	$1,438.9	$4,665.3	$4,235.0
Operating costs and expenses:
Cost of sales	1,716.6	1,492.5	5,580.3	4,320.2
Selling, general and administrative	93.8	69.2	258.9	217.2
Restructuring costs	(0.1)	—	0.7	7.2
Research and development	10.4	10.1	34.4	33.9
Other operating expense	—	0.8	—	5.7
Total operating costs and expenses	1,820.7	1,572.6	5,874.3	4,584.2
Operating loss	(350.1)	(133.7)	(1,209.0)	(349.2)
Interest expense and financing fee amortization	(90.8)	(75.1)	(253.3)	(221.1)
Other (expense) income, net	(33.0)	7.3	(30.3)	(120.0)
Loss before income taxes and equity in net income (loss) of affiliates	(473.9)	(201.5)	(1,492.6)	(690.3)
Income tax provision	(2.8)	(2.4)	(15.9)	(1.1)
Loss before equity in net income (loss) of affiliates	(476.7)	(203.9)	(1,508.5)	(691.4)
Equity in net income (loss) of affiliates	0.1	—	0.2	(0.2)
Net loss	(476.6)	(203.9)	($1,508.3)	($691.6)
Less noncontrolling interest in earnings of subsidiary	(0.3)	(0.2)	(0.6)	—
Net loss attributable to common shareholders	($476.9)	($204.1)	($1,508.9)	($691.6)

Loss per share
Basic	($4.07)	($1.94)	($12.93)	($6.58)
Diluted	($4.07)	($1.94)	($12.93)	($6.58)

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 26, 2024	December 31, 2023
	($ in millions)
Assets
Cash and cash equivalents	$217.6	$823.5
Restricted cash	—	0.1
Accounts receivable, net	572.6	585.5
Contract assets, short-term	1,059.5	522.9
Inventory, net	2,020.7	1,767.3
Other current assets	63.4	52.5
Total current assets	3,933.8	3,751.8
Property, plant and equipment, net	1,986.2	2,084.2
Right of use assets	86.9	92.1
Contract assets, long-term	22.9	—
Pension assets	48.0	33.5
Restricted plan assets	48.2	61.1
Deferred income taxes	0.1	0.1
Goodwill	631.3	631.2
Intangible assets, net	184.8	196.2
Other assets	107.0	99.9
Total assets	$7,049.2	$6,950.1
Liabilities
Accounts payable	$1,091.1	$1,106.8
Accrued expenses	520.9	420.1
Profit sharing	53.8	15.7
Current portion of long-term debt	426.2	64.8
Operating lease liabilities, short-term	9.8	9.1
Advance payments, short-term	98.2	38.3
Contract liabilities, short-term	262.6	192.6
Forward loss provision, short-term	413.0	256.6
Deferred revenue and other deferred credits, short-term	69.7	49.6
Customer financing, short-term	442.0	—
Other current liabilities	45.0	44.7
Total current liabilities	3,432.3	2,198.3
Long-term debt	3,976.4	4,018.7
Operating lease liabilities, long-term	80.1	84.3
Advance payments, long-term	249.5	301.9
Pension/OPEB obligation	27.3	30.3
Contract liabilities, long-term	180.3	161.3
Forward loss provision, long-term	596.5	224.1
Deferred revenue and other deferred credits, long-term	58.6	76.7
Deferred grant income liability — non-current	28.1	25.8
Deferred income taxes	12.8	9.1
Customer financing, long-term	207.4	180.0
Other non-current liabilities	136.4	135.5
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 116,631,455 and 116,054,291 shares issued and outstanding, respectively	1.2	1.2
Additional paid-in capital	1,458.3	1,429.1
Accumulated other comprehensive loss	(51.1)	(89.6)
Retained earnings	(892.6)	616.3
Treasury stock, at cost (41,587,480 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	(1,940.9)	(499.7)
Noncontrolling interest	4.4	3.8
Total equity	(1,936.5)	(495.9)
Total liabilities and equity	$7,049.2	$6,950.1
* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 26, 2024	September 28, 2023
	($ in millions)
Operating activities
Net loss	($1,508.3)	($691.6)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	232.9	236.9
Amortization of deferred financing fees	8.9	5.2
Accretion of customer supply agreement	1.8	1.8
Employee stock compensation expense	30.8	29.3
Gain from derivative instruments	(2.9)	(1.7)
Loss (gain) from foreign currency transactions	27.1	(4.0)
Loss on disposition of assets	1.3	0.9
Deferred taxes	6.9	(3.8)
Pension and other post-retirement plans (income) expense	(8.9)	61.8
Grant liability amortization	(0.9)	(0.9)
Equity in net (income) loss of affiliates	(0.2)	0.2
Forward loss provision	524.9	(50.7)
Gain on settlement of financial instrument	(1.2)	(1.4)
Asset impairment charges	0.2	—
Change in fair value of acquisition consideration and settlement	—	(2.4)
Gain on settlement of New Market Tax Credit incentive program	(5.7)	—
Changes in assets and liabilities
Accounts receivable, net	31.8	(127.0)
Inventory, net	(245.8)	(227.0)
Contract assets	(557.3)	(114.5)
Accounts payable and accrued liabilities	65.4	222.2
Profit sharing/deferred compensation	37.6	(22.5)
Advance payments	5.2	87.4
Income taxes receivable/payable	5.5	1.1
Contract liabilities	88.4	(3.9)
Pension plans employer contributions	(2.2)	178.0
Deferred revenue and other deferred credits	(0.7)	67.4
Other	7.9	19.7
Net cash used in operating activities	(1,257.5)	(339.5)
Investing activities
Purchase of property, plant and equipment	(106.8)	(76.5)
Other	0.1	—
Net cash used in investing activities	(106.7)	(76.5)
Financing activities
Proceeds from issuance of debt	359.2	12.7
Borrowings under revolving credit facility	—	1.6
Receipts from customer financing	509.4	180.0
Payments on customer financing	(40.0)	—
Principal payments of debt	(46.5)	(47.2)
Payments on term loan	(3.0)	(3.0)
Payment of acquisition consideration	—	(6.0)
Payment on financing of New Market Tax Credit incentive program	(1.9)	—
Taxes paid related to net share settlement awards	(5.4)	(6.1)
Proceeds from issuance of ESPP stock	3.8	2.6
Debt issuance and financing costs	(10.8)	(0.5)
Net cash provided by financing activities	764.8	134.1
Effect of exchange rate changes on cash and cash equivalents	0.3	—
Net decrease in cash, cash equivalents, and restricted cash for the period	(599.1)	(281.9)
Cash, cash equivalents, and restricted cash, beginning of period	845.9	678.4
Cash, cash equivalents, and restricted cash, end of period	$246.8	$396.5

Reconciliation of Cash and Cash Equivalents and Restricted Cash:
	For the Nine Months Ended
	September 26, 2024	September 28, 2023
Cash and cash equivalents, beginning of the period	$823.5	$658.6
Restricted cash, short-term, beginning of the period	0.1	0.2
Restricted cash, long-term, beginning of the period	22.3	19.6
Cash, cash equivalents, and restricted cash, beginning of the period	$845.9	$678.4

Cash and cash equivalents, end of the period	$217.6	$374.1
Restricted cash, short-term, end of the period	—	0.2
Restricted cash, long-term, end of the period	29.2	22.2
Cash, cash equivalents, and restricted cash, end of the period	$246.8	$396.5

* Non-GAAP financial measure, see Appendix for reconciliation

Appendix
In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this press release) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this press release are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings (Loss) Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings (loss) per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance, and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	3rd Quarter		Nine Months
	2024	2023	2024	2023

GAAP Diluted Loss Per Share	($4.07)	($1.94)	($12.93)	($6.58)
Deferred Tax Asset Valuation Allowance (a)	1.04	0.52	3.24	1.52
Pension Termination Charges (b)	—	—	—	0.47
Adjusted Diluted Loss Per Share	($3.03)	($1.42)	($9.69)	($4.59)

Diluted Shares (in millions)	117.2	105.2	116.7	105.1

(a) Represents the deferred tax asset valuation allowance (included in Income tax provision)

(b) Represents the net non-cash charges related to the termination of the U.S. Pension Value Plan A (included in Other income)

Free Cash Flow

	3rd Quarter		Nine Months
($ in millions)	2024	2023	2024	2023

Cash from Operations	($276)	($111)	($1,258)	($340)
Capital Expenditures	(47)	(25)	(107)	(77)
Free Cash Flow	($323)	($136)	($1,364)	($416)